EXHIBIT A
                          DATA SWITCH CORPORATION
                    1995 STOCK BONUS PLAN ("Bonus Plan")


      The purpose of the Bonus Plan is to provide employees of the Company other than executive officers with an opportunity to acquire shares of the Company's Common Stock, par value $.01 ("Shares"), and a meaningful equity stake in the Corporation without any cash outlay on the part of such employees. The objective of the Bonus Plan is to permit the Company a method of highlighting and rewarding outstanding job performance or tenure or service by such persons. An aggregate of 150,000 Shares will be reserved for issuance pursuant to the Bonus Plan.

      1.     Administration.    The Plan will be administered by
The Compensation and Stock Option Committee (the "Committee") of the Board of Directors. Members of the Committee will have authority to make rules and regulations for the administration of the Bonus Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

      2. Eligibility. All employees of the Company and its subsidiaries, with the exception of executive officers and directors of the Company, will be eligible to participate in the Bonus Plan, in accordance with such rules as may be prescribed from time to time by the Committee.

      Notwithstanding the foregoing, no employee who owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary will be eligible. In addition, no employee who has not been such for at least one full calendar quarter may receive an award under the Bonus Plan.

      3.     Grants.   Awards of Shares under the Bonus Plan may be
made at any time by the Committee. No employee may receive an award under the Bonus Plan greater than 500 Shares in any one calendar year.

      4.     Cash Awards.   The Company, at its option, may make
cash awards to participating employees at the time of any Share grants in order to ameliorate the tax consequences to the employee of the Share award to him or her. The employee will authorize additional withholding as may be required by applicable tax regulations.

      5.     Issuances.   Certificates representing grants of
Shares to be issued to employees will be delivered promptly after any grant. The Company intends to register the Bonus Plan on Form S-8; and when so registered, employees will obtain Shares free of restrictive legend. If any grants of Shares are made under the Bonus Plan made prior to such registration, the certificates will bear a legend restricting re-transfer in the absence of registration or an exemption from registration.

      6.     Registration of Certificates.   Certificates may be
registered only in the name of the employee, or, if the employee so indicates on the appropriate authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the employee's name as tenant-in-common with a member of the employee's family, without right of survivorship.

      7. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Company shall exist with respect to Shares acquired under the Bonus Plan unless and until certificates representing such full Shares shall have been issued, and appropriately evidenced on the transfer books of the Company.

      8. Rights not Transferable. Rights under the Bonus Plan are not transferable by a participating employee other than by will or the laws of descent and distribution.

      9. Adjustment in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the number of Shares approved for the Bonus Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting the capitalization of the Company, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

      10.    Amendment of the Bonus Plan.    The Board of Directors
may at any time, or from time to time, amend the Bonus Plan in any respect, except that, without the approval of a majority of the Shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the number of Shares approved for the Plan (other than as provided in Section 9); (ii) withdrawing the administration of the Bonus Plan from the Committee; or (iii) changing the eligibility requirements.

      11. Termination of the Bonus Plan. The Bonus Plan and all rights of employees under any offering hereunder shall terminate on the sooner of: (i) May 17, 2005 or upon use of the full amount of Shares eligible to be awarded under the Bonus Plan; or (ii) at any sooner time, at the discretion of the Board of Directors.

      12. Governmental Regulations. The Company's obligation to sell and deliver Shares under the Bonus Plan is subject to the approval of any governmental authority which may hereafter be imposed in connection with the authorization, issuance or sale of such Shares.